Exhibit 10.5

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT ("Amendment") is made and entered into on May 11, 2021, amends certain terms, effective as of the date provided below, of that employment agreement entered into, by and between CrossFirst Bank, a state bank organized under the laws of the State of Kansas (the "Company"), and Amy Fauss ("Employee") on July 29, 2016 (the "Employment Agreement").

WHEREAS, the Company and Employee entered into the Employment Agreement for the purpose of memorializing the terms of Employee's employment with the Company;

WHEREAS, section 4.9(b) of the Employment Agreement permits the Employment Agreement to be modified or amended by a written instrument, executed by the party against whom enforcement of such amendment may be sought;

WHEREAS, Employees title and duties have changed and the Company and Employee desire to amend the Employment Agreement to reflect such changes;

WHEREAS, section 3 of the Employment Agreement provides Employee with certain rights in the event of a termination of employment, including the right to receive certain financial benefits in the event of Employee's involuntary termination of employment;

WHEREAS, effective as June 2, 2020, the CrossFirst Bankshares, Inc. (the "Holding Company"), the parent of the Company, adopted the CrossFirst Bankshares, Inc. Senior Executive Severance Plan (the "Severance Plan") which is intended to provide financial protection in the event of unexpected job loss to senior executives of the Holding Company or the Company;

WHEREAS, the Company and Employee desire to amend the Employment Agreement such that Employee will no longer be entitled to the benefits described in section 3 of the Employment Agreement, but instead will participate in the Severance Plan, and effective from the date provided below, section 3 of the Employment Agreement, other than sections 3.1(b), 3.1(g), and 3.7, will be null and void and of no application; and

WHEREAS, section 1.1 and section 3 of the Employment Agreement will be amended as provided herein.

NOW, THEREFORE, effective as provided below, the following amendments are hereby made to the Employment Agreement:

1.	As of the date hereof, section 1.1 of the Employment Agreement is hereby deleted and replaced with the following:

1.1          POSITION AND TITLE. The Company hereby hires Employee to serve as the Chief Operating and Human Resources Officer of the Company.

(a)   LIMITS ON AUTHORITY. Employee shall, to the best of her abilities, perform her duties in such capacity pursuant to this Agreement in compliance with applicable law, consistent with such direction as the Company provides to Employee from time to time, and in accordance with Company’s policies and procedures as published from time to time.

(b)   REPORTING AND AUTHORITY. Employee shall report to the Company as directed by the Company. Subject to the directions of the Company, Employee shall have full authority and responsibility for supervising and managing to the best of her ability, the daily affairs in her scope of work or as assigned including but not limited to: (i) presenting to the Company all business opportunities that come to her attention that are reasonably in the scope of business of the Company; (ii) working with the Company to develop and approve business objectives, policies and plans that improve the Company’s profitability; (iii) communicating business objectives and plans to subordinates; (iv) ensuring that plans and policies are promulgated to and implemented by subordinate managers; (v) ensuring that each business plan provides those functions required for achieving its business objectives and that each plan is properly organized, staffed and directed to fulfill its responsibilities; (vi) assisting the Company in directing periodic reviews of the Company’s strategic position and combining this information with corollary analysis of the Company’s production and financial resources, (vii) providing periodic financial information concerning the operations of the projects and growth plans to the Company; (viii) ensuring that the operation of the projects comply with applicable laws; (ix)   planning, organizing, and controlling all the day-to-day operational activities of the Bank under the direction; and (x) succession planning, talent management, change management, organizational and performance management, training and development, and compensation.

2. Effective upon Employee's participation in the Severance Plan (the "Effective Date"), all of section 3 of the Employment Agreement, with the exception of sections 3.1(b), 3.1(g), and 3.7, is null and void and has been superseded by the terms of the Severance Plan, such that the terms of the Severance Plan shall exclusively govern the rights of and benefits available to Employee in the event of a termination of employment.

3.As of the Effective Date, section 3.1(g) of the Employment Agreement is hereby deleted and replaced with the following:

"(g)"NOTICE OF TERMINATION" shall mean a written notice, which includes the effective Date of Termination and (i) if delivered by the Company in connection with the Company's decision to terminate Employee's employment with the Company, sets forth in reasonable detail the reason for termination of Employee's employment, or (ii) if delivered by Employee in connection with a "Constructive Termination" as such term is defined in the CrossFirst Bankshares, Inc. Senior Executive Severance Plan, specifies in reasonable detail the basis for such resignation."

4.As of the Effective Date, a new subsection 3.7 is added to section 3 of the Employment Agreement which reads as follows:

"3.7SUPERSESSION OF SEVERANCE BENEFITS.  In the event the Committee designates Employee as a participant in the CrossFirst Bankshares, Inc. Senior Executive Severance Plan (the "Severance Plan"), upon such a designation becoming effective, the terms and conditions of the Severance Plan shall supersede the terms and conditions of this Section 3, other than sections 3.1(b), 3.1(g), and 3.7, and the Severance Plan alone shall govern and control Employee's entitlement to severance benefits, the amount of any severance benefits, and the payment terms of such severance benefits.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, on the date set forth above.

CROSSFIRST BANK

Name:_______________________________

Signature:_____________________________

Title:________________________________

EMPLOYEE

Name: Amy Fauss

Signature:________________________________